AMERICAN FINANCIAL GROUP, INC.

EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements and related Prospectuses of American Financial Group, Inc. of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedules of American Financial Group, Inc., American Financial Group, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Financial Group, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

Registration
Form	Number	Description

S-8	33-58825	Stock Option Plan

S-8	33-58827	Employee Stock Purchase Plan

S-3	333-102567	Dividend Reinvestment Plan

S-8	333-117062	Nonemployee Directors' Compensation Plan

S-8	333-14935	Retirement and Savings Plan

S-8	333-91945	Deferred Compensation Plan

S-8	333-74282	GAFRI Retirement and Savings Plan

S-3	333-117010	$600 million of Debt and Equity Securities

S-8	333-125304	2005 Stock Incentive Plan

ERNST & YOUNG LLP
Cincinnati, Ohio
February 28, 2006

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